Exhibit 23.3


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
New York Health Care, Inc. and Subsidiaries

We consent to the use in the Amendment No. 1 to the Registration Statement on Form S-1 of New York Health Care, Inc. and Subsidiaries of our report dated March 4, 2003 with respect to the statements of operations, stockholders' equity and cash flows of New York Health Care, Inc. (formerly The Bio Balance Corporation) for the year ended December 31, 2002, which report appears in the registration statement. We also consent to the reference to our Firm under the caption "Experts" in such prospectus.

/s/  Holtz Rubenstein Reminick LLP

Holtz Rubenstein Reminick LLP
Melville, New York
August 10, 2005